Lexmark reports second quarter results

•         Revenue and earnings per share exceeded April guidance

•         Revenue grew 5 percent excluding Inkjet Exit

•         Managed Print Services and Perceptive Software combined revenue grew 12 percent (11 percent non-GAAP)

•         Strong free cash flow generation of $76 million

•         Share repurchases and dividends totaled $41 million

•         Increased full-year 2014 guidance for revenue and earnings per share

Lexington, Ky. – July 22, 2014 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the second quarter of 2014.

“In the second quarter, our higher value solutions portfolio revenue, comprised of Managed Print Services and Perceptive Software, grew 11 percent, accounted for nearly 30 percent of Lexmark’s total revenue and is expected to exceed $1 billion this year,” said Paul Rooke, Lexmark chairman and chief executive officer. “This growth is fueled by the disciplined execution of our capital allocation framework, which funds the company’s transformation while concurrently rewarding our shareholders with both a 20 percent dividend increase and share repurchases, returning $41 million this past quarter.

“Our strong second-quarter results reflect the synergies we are creating with our unique imaging and software solutions, which help our customers solve their unstructured information challenges,” added Rooke. “Considering our continued strong performance, we are increasing our full-year 2014 revenue and earnings per share guidance.”

Second Quarter Results

•         Second quarter revenue and earnings per share exceeded the company’s April guidance.

Revenue (millions)	2Q14	2Q13
GAAP	$892	$887
Adjustments	2	3
Non-GAAP	$894	$890

Earnings Per Share	2Q14	2Q13
GAAP	$0.59	$1.47
Adjustments	0.40	(0.43)
Non-GAAP	$0.99	$1.04

•         GAAP revenue of $892 million includes acquisition-related adjustments of $2 million. Non-GAAP1 revenue of $894 million increased slightly year to year, but grew 5 percent excluding the planned and ongoing decline in Inkjet Exit2 revenue.

•         GAAP earnings per share for the second quarter of 2014 were $0.59. Second quarter 2014 non-GAAP adjustments were $0.40 per share.

•         Second quarter 2014 non-GAAP earnings were $0.99 per share compared with non-GAAP earnings of $1.04 per share in the second quarter of 2013.

Higher Value Solutions Portfolio

•         Lexmark’s higher value solutions portfolio revenue, comprised of Managed Print Services (MPS)3 and Perceptive Software, is expected to exceed $1 billion in 2014.

•         Combined MPS and Perceptive Software revenue of $259 million, excluding acquisition-related adjustments of $2 million, grew 11 percent year to year and accounted for 29 percent of total revenue, up from 26 percent in the same period last year.

Segment Revenue

•         Imaging Solutions and Services (ISS) revenue of $830 million increased slightly compared to the same period last year. ISS revenue, excluding Inkjet Exit revenue, grew 5 percent compared to last year. On a year-to-year basis:

•         MPS revenue of $195 million grew 14 percent.

•         Non-MPS revenue4 of $569 million grew 2 percent.

•         Inkjet Exit revenue of $67 million declined 33 percent and represented 7 percent of total revenue.

•         Perceptive Software revenue was $61 million. Excluding acquisition-related adjustments, Perceptive Software revenue of $64 million grew 3 percent compared to the same period in 2013.

Product Revenue

•         Hardware revenue of $183 million grew 7 percent compared to last year.

•         Supplies revenue of $602 million declined 1 percent year to year. Laser supplies revenue grew 5 percent.

•         Software and Other revenue of $106 million ($109 million non-GAAP) declined 1 percent compared to last year.

GAAP Results

•         Revenue was $892 million compared to $887 million last year.

•         Gross profit margin was 39.4 percent versus 38.6 percent in 2013.

•         Operating expense was $289 million compared to $206 million last year.

•         Operating income was $62 million compared to $136 million in 2013, which included a pretax gain of $71 million, net of related costs, on the sale of inkjet-related technology and assets.

•         Operating income margin was 7.0 percent compared to 15.3 percent in 2013.

•         Net earnings were $37 million compared to 2013 net earnings of $94 million.

Non-GAAP Results

•         Revenue was $894 million compared to $890 million last year.

•         Gross profit margin was 40.8 percent versus 40.4 percent in 2013.

•         Operating expense was $267 million compared to $262 million last year.

•         Operating income was $98 million compared to $98 million in 2013.

•         Operating income margin was 10.9 percent compared to 11.0 percent last year.

•         Net earnings were $62 million compared to $67 million in 2013.

Cash Flow

•         Net cash provided by operating activities was $102 million.

•         Free cash flow5 was $76 million. The company continues to expect 2014 free cash flow to be in the range of 90 percent to 100 percent of non-GAAP net earnings.

•         Capital expenditures were $26 million.

•         Depreciation and amortization was $65 million.

•         Cash, including cash equivalents and current marketable securities, was $1.031 billion at quarter end.

Maintaining Capital Allocation Discipline to Deliver Shareholder Value

•         Lexmark is executing on its stated capital allocation framework of returning more than 50 percent of free cash flow to shareholders, on average, through quarterly dividends and share repurchases while building and growing its solutions and software business through expansion and acquisitions.

•         Lexmark has returned 90 percent of free cash flow generated since the first quarter of 2011 to shareholders through dividends and share repurchases.

•         In the second quarter of 2014, Lexmark returned $41 million to shareholders:

•         The company increased its quarterly dividend by 20 percent to $0.36 per share ($1.44 annually). This was Lexmark’s 11th consecutive quarterly dividend.

•         The company repurchased 0.4 million Lexmark shares for $19 million. The company’s remaining share repurchase authorization at quarter end was $129 million.

Healthcare Clients Select Lexmark’s Perceptive Software for Solutions Expertise

•         Lexmark’s Perceptive Software announced three healthcare customer wins in the second quarter spanning North America and EMEA.

•         Tulsa-based Saint Francis Health System will deploy Perceptive Software Acuo Vendor Neutral Archive (VNA) to consolidate medical image management for radiologists and clinical users across all hospital and clinic locations. This deployment improves clinical workflow and archiving capabilities and will enable all clinical content to be easily shared across the enterprise -- providing greater freedom and flexibility in implementing departmental systems that best meet patient care, clinical quality and business process needs. St. Francis Health System also currently utilizes Perceptive Software to handle other content management demands across the enterprise.

•         England-based Nottingham University Hospitals NHS Trust, one of the largest in the country, announced that it will use Perceptive Software to help with its picture archive and communications (PACS) data migration. The implementation of Perceptive Software Acuo VNA will form part of a comprehensive media imaging IT system that will see the data migration of about 3 million existing imaging studies from the legacy PACS system at Nottingham University Hospitals NHS Trust.

•         Buffalo, New York-based Catholic Health will deploy Perceptive Capture and Perceptive Content to complement the Infor Financial Management and Human Capital Management Suites being implemented by the health system at its corporate finance and human resources offices. Perceptive Software was chosen due to its seamless integration with the Infor applications.

Lexmark and Perceptive Software Leadership Recognition

•         Lexmark announced recently that it has been positioned as a leader in MPS by leading European-based industry analyst firm Quocirca for the third consecutive year. The report notes that by combining Enterprise Content Management with Business Process Management technology with intelligent distributed capture solutions, including workgroup multifunction printers and mobile devices, Lexmark has a strong proposition for connecting unstructured print and digital information with structured information.6

•         Lexmark recently announced that Perceptive Software has been positioned by Gartner, Inc. in the Leaders Quadrant for enterprise search solutions, 2014. Gartner’s evaluation is based on completeness of vision and ability to execute.7

Looking Forward

•         Third quarter 2014 revenue, excluding Inkjet Exit revenue, is expected to grow year to year. The company expects a continued negative impact from the 2012 decision to exit inkjet.

•         Total revenue in the third quarter is currently expected to be in the range of flat to down 2 percent compared to last year.

•         GAAP earnings per share in the third quarter of 2014 are expected to be around $0.44 to $0.54.

•         Non-GAAP earnings per share in the third quarter of 2014 are expected to be around $0.85 to $0.95, compared with non-GAAP earnings per share of $1.02 in the third quarter of 2013.

•         Full-year 2014 total revenue is currently expected to be in the range of flat to down 2 percent year to year. The previous guidance range was for revenue to decline 2 percent to 4 percent year to year for full-year 2014.

•         Full-year 2014 GAAP earnings per share are expected to be around $2.27 to $2.47.

•         Full-year 2014 non-GAAP earnings per share are expected to be around $3.95 to $4.15, an increase compared with previous non-GAAP earnings per share guidance of $3.80 to $4.00 per share for full-year 2014.

Conference Call Today

•         The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 63433790.

•         Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark

Lexmark is uniquely focused on connecting unstructured printed and digital information across enterprises with the processes, applications and people that need it most. For more information, please visit www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued economic uncertainty related to volatility of the global economy; inability to execute the company’s strategy to become an end-to-end solutions provider; uncertainty as a result of a slowdown in government spending; decreased supplies consumption; failure to successfully integrate newly acquired businesses; fluctuations in foreign currency exchange rates; inability to realize all of the anticipated benefits of the company’s acquisitions; possible changes in the size of expected restructuring costs, charges, and savings; market acceptance of new products; aggressive pricing from competitors and resellers; changes in the company’s tax provisions or tax liabilities; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; periodic variations affecting revenue and profitability; excessive inventory for the company’s reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the company’s customers, channel partners, and investment portfolio; entrance into the market of additional competitors focused on office printing and imaging and software solutions, including enterprise content management, business process management, document output management, intelligent data capture and search; inability to perform under managed print services contracts; increased competition in the aftermarket supplies business; fees on the company’s products or litigation costs required to protect the company’s rights; inability to obtain and protect the company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the company may be a party; unforeseen cost impacts as a result of new legislation; the inability to attract, retain and motivate key employees; changes in a country’s political or economic conditions; the failure of information technology systems, including data breaches or cyber attacks; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

(1)      In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP earnings per share amounts and related income statement items which management believes provides useful information to investors. When used in this press release, “non-GAAP” earnings per share amounts and related income statement items exclude restructuring-related, acquisition and divestiture-related, debt extinguishment-related and pension mark-to-market adjustments. The rationale for management's use of non-GAAP measures is included in Appendix A to the financial information attached hereto.

(2)      Inkjet Exit is defined as consumer and business inkjet hardware and supplies that the company is exiting.

(3)      MPS revenue is defined as ISS laser hardware, supplies and fleet management solutions sold through a managed services agreement.

(4)      Non-MPS revenue is defined as ISS laser hardware, laser supplies, dot matrix hardware, and dot matrix supplies not sold as a part of an MPS agreement. Non-MPS also includes parts and service related to hardware maintenance.

(5)      Free Cash Flow is defined as net cash flows provided by operating activities minus purchases of property, plant and equipment plus proceeds from sale of fixed assets.

(6)      Quocirca Managed Print Services Landscape, 2014.

(7)      Gartner, Inc. Magic Quadrant for Enterprise Search, Whit Andrews, Hanns Koehler-Kruener, July 16 2014.

Investor Contact:

John Morgan

(859) 232-5568

jmorgan@lexmark.com

Media Contact:

Jerry Grasso

(859) 232-3546

ggrasso@lexmark.com

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Revenue:
Product	$773.2	$785.1	$1,536.8	$1,572.5
Service	118.6	101.6	232.7	198.5
Total Revenue	891.8	886.7	1,769.5	1,771.0
Cost of revenue:
Product	453.8	462.3	899.5	926.3
Service	84.8	76.6	168.6	153.2
Restructuring-related costs	2.0	5.9	8.6	13.3
Total Cost of revenue	540.6	544.8	1,076.7	1,092.8
Gross profit	351.2	341.9	692.8	678.2

Research and development	80.9	77.3	160.0	155.6
Selling, general and administrative	201.6	201.3	408.6	401.1
Gain on sale of inkjet-related technology and assets	–	(73.5)	–	(73.5)
Restructuring and related charges (reversals)	6.3	1.2	7.9	(2.8)
Operating expense	288.8	206.3	576.5	480.4
Operating income	62.4	135.6	116.3	197.8

Interest expense (income), net	7.4	7.9	15.2	17.3
Other expense (income), net	0.3	1.5	1.1	2.4
Loss on extinguishment of debt	–	–	–	3.3
Earnings before income taxes	54.7	126.2	100.0	174.8

Provision for income taxes	17.2	32.1	33.2	40.7
Net earnings	$37.5	$94.1	$66.8	$134.1

Net earnings per share:
Basic	$0.60	$1.49	$1.08	$2.11
Diluted	$0.59	$1.47	$1.05	$2.08
Shares used in per share calculation:
Basic	62.2	63.2	62.1	63.4
Diluted	63.4	64.1	63.4	64.4
Cash dividends declared per common share	$0.36	$0.30	$0.66	$0.60

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

(In Millions)

(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$335.8	$273.2
Marketable securities	695.1	781.5
Trade receivables, net	403.1	452.3
Inventories	286.4	268.2
Prepaid expenses and other current assets	203.7	195.3
Total current assets	1,924.1	1,970.5

Property, plant and equipment, net	798.6	812.4
Marketable securities	–	6.7
Goodwill	454.7	454.7
Intangibles, net	222.6	258.0
Other assets	125.8	114.6
Total assets	$3,525.8	$3,616.9

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$493.6	$474.7
Accrued liabilities	572.6	672.4
Total current liabilities	1,066.2	1,147.1

Long-term debt	699.7	699.6
Other liabilities	373.9	401.9
Total liabilities	2,139.8	2,248.6

Stockholders' equity:
Common stock and capital in excess of par	944.9	916.8
Retained earnings	1,437.5	1,413.1
Treasury stock, net	(966.4)	(926.4)
Accumulated other comprehensive loss	(30.0)	(35.2)
Total stockholders' equity	1,386.0	1,368.3
Total liabilities and stockholders' equity	$3,525.8	$3,616.9

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	2Q14	2Q13
GAAP	$37	$94
Restructuring charges and project costs	8	10
Acquisition and divestiture-related adjustments	19	(37)
Actuarial gain on pension plan	(2)	–
Non-GAAP	$62	$67

	Six Months Ended June 30
Net Earnings (In Millions)	2014	2013
GAAP	$67	$134
Restructuring charges and project costs	17	16
Acquisition and divestiture-related adjustments	38	(24)
Loss on extinguishment of debt	–	2
Actuarial gain on pension plan	(2)	–
Non-GAAP	$121	$129

Earnings Per Share	2Q14	2Q13
GAAP	$0.59	$1.47
Restructuring charges and project costs	0.13	0.15
Acquisition and divestiture-related adjustments	0.30	(0.58)
Actuarial gain on pension plan	(0.03)	–
Non-GAAP	$0.99	$1.04

	Six Months Ended June 30
Earnings Per Share	2014	2013
GAAP	$1.05	$2.08
Restructuring charges and project costs	0.27	0.25
Acquisition and divestiture-related adjustments	0.61	(0.37)
Loss on extinguishment of debt	–	0.04
Actuarial gain on pension plan	(0.03)	–
Non-GAAP	$1.90	$2.00

Earnings Per Share Guidance	3Q14	3Q13
GAAP	$0.44 - $0.54	$0.53
Restructuring charges and project costs	0.12	0.20
Acquisition and divestiture-related adjustments	0.29	0.29
Non-GAAP	$0.85 - $0.95	$1.02

Earnings Per Share Guidance	2014	2013
GAAP	$2.27 - $2.47	$4.08
Restructuring charges and project costs	0.59	0.57
Acquisition and divestiture-related adjustments	1.12	0.14
Loss on extinguishment of debt	–	0.04
Actuarial gain on pension plan	(0.03)	(0.63)
Non-GAAP	$3.95 - $4.15	$4.19

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	2Q14	2Q13
GAAP	$892	$887
Acquisition-related adjustments (1)(2)	2	3
Non-GAAP	$894	$890

Higher Value Solutions Revenue (In Millions) **	2Q14	2Q13
GAAP	$256	$229
Acquisition-related adjustments (1)(2)	2	3
Non-GAAP	$259	$232

Software and Other Revenue (In Millions) ***	2Q14	2Q13
GAAP	$106	$108
Acquisition-related adjustments (1)(2)	2	3
Non-GAAP	$109	$111

Perceptive Software Revenue (In Millions) ****	2Q14	2Q13
GAAP	$61	$59
Acquisition-related adjustments (1)(2)	2	3
Non-GAAP	$64	$62

Revenue, excluding Inkjet Exit and
acquisition-related adjustments (In Millions) *****	2Q14	2Q13
GAAP	$892	$887
Acquisition-related adjustments (1)(2)	2	3
Inkjet Exit Revenue	(67)	(99)
Non-GAAP, excluding Inkjet Exit and
acquisition-related adjustments	$827	$791

ISS Revenue, excluding Inkjet Exit (In Millions) ******	2Q14	2Q13
GAAP ISS Revenue	$830	$828
Inkjet Exit Revenue	(67)	(99)
Non-GAAP ISS Revenue, excluding Inkjet Exit	$764	$729

Gross Profit (In Millions)	2Q14	2Q13
GAAP	$351	$342
Restructuring charges and project costs (3)(4)	2	6
Acquisition-related adjustments (1)(2)	13	12
Actuarial gain on pension plan (5)	(1)	–
Non-GAAP	$365	$360

Gross Profit Margin (%)	2Q14	2Q13
GAAP	39.4%	38.6%
Restructuring charges and project costs	0.2%	0.7%
Acquisition-related adjustments	1.4%	1.4%
Actuarial gain on pension plan	(0.1)%	–
Non-GAAP	40.8%	40.4%

Operating Expense (In Millions)	2Q14	2Q13
GAAP	$289	$206
Restructuring charges and project costs (3)(4)	(10)	(7)
Acquisition and divestiture-related adjustments (1)(2)	(14)	63
Actuarial gain on pension plan (5)	2	–
Non-GAAP	$267	$262

Operating Income (In Millions)	2Q14	2Q13
GAAP	$62	$136
Restructuring charges and project costs (3)(4)	12	13
Acquisition and divestiture-related adjustments (1)(2)	26	(51)
Actuarial gain on pension plan (5)	(3)	–
Non-GAAP	$98	$98

Operating Income Margin (%)	2Q14	2Q13
GAAP	7.0%	15.3%
Restructuring charges and project costs	1.3%	1.5%
Acquisition and divestiture-related adjustments	2.9%	(5.7)%
Actuarial gain on pension plan	(0.3)%	–
Non-GAAP	10.9%	11.0%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*	Year-to-year Revenue growth was approximately 1% on a GAAP basis and 0% on a non-GAAP basis.

**

Year-to-year Higher Value Solutions Revenue growth was approximately 12% on a GAAP basis and 11% on a non-GAAP basis. Higher Value Solutions Revenue as a percentage of total revenue was 29% on a GAAP basis and 29% on a non-GAAP basis for the second quarter ending June 30, 2014. Higher Value Solutions Revenue as a percentage of total revenue was 26% on a GAAP basis and 26% on a non-GAAP basis for the second quarter ending June 30, 2013.

***	Year-to-year Software and Other Revenue growth was approximately -1% on a GAAP basis and -2% on a non-GAAP basis.

****	Year-to-year Perceptive Software Revenue growth was approximately 5% on a GAAP basis and 3% on a non-GAAP basis.

*****	Year-to-year Revenue growth was approximately 1% on a GAAP basis and 5% excluding Inkjet Exit and acquisition-related adjustments.

******	Year-to-year ISS Revenue growth, excluding Inkjet Exit, was approximately 0% on a GAAP basis and 5% on a non-GAAP basis.

(1)

Amounts for the three months ended June 30, 2014, include total acquisition and divestiture-related adjustments of $26.2 million with $2.4 million, $10.3 million, $0.2 million and $13.3 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $13.0 million of acquisition-related expenses and $0.3 million of divestiture-related expenses.

(2)

Amounts for the three months ended June 30, 2013, include total acquisition and divestiture-related adjustments of $(51.1) million with $3.5 million, $8.8 million, $0.2 million, $9.9 million and $(73.5) million included in Revenue, Cost of revenue, Research and development, Selling, general and administrative and Gain on sale of inkjet-related technology and assets, respectively. Selling, general and administrative includes $7.4 million of acquisition-related expenses and $2.5 million of divestiture-related expenses.

(3)

Amounts for the three months ended June 30, 2014, include total restructuring charges and project costs of $11.8 million with $2.0 million and $3.5 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $6.3 million in Restructuring and related charges (reversals).

(4)

Amounts for the three months ended June 30, 2013, include total restructuring charges and project costs of $13.3 million with $5.9 million and $6.2 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $1.2 million in Restructuring and related charges (reversals).

(5)

Amounts for the three months ended June 30, 2014, include actuarial gain on pension plan of $2.9 million with $0.6 million, $1.2 million and $1.1 million included in Cost of revenue, Research and development and Selling, general and administrative, respectively.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

	Six Months Ended June 30
Revenue (In Millions) *	2014	2013
GAAP	$1,769	$1,771
Acquisition-related adjustments (1)(2)	5	6
Non-GAAP	$1,775	$1,777

Higher Value Solutions Revenue (In Millions) **	2014	2013
GAAP	$497	$433
Acquisition-related adjustments (1)(2)	5	6
Non-GAAP	$502	$438

Software and Other Revenue (In Millions) ***	2014	2013
GAAP	$213	$202
Acquisition-related adjustments (1)(2)	5	6
Non-GAAP	$218	$208

Perceptive Software Revenue (In Millions) ****	2014	2013
GAAP	$122	$103
Acquisition-related adjustments (1)(2)	5	6
Non-GAAP	$128	$108

Revenue, excluding Inkjet Exit and
acquisition-related adjustments (In Millions) *****	2014	2013
GAAP	$1,769	$1,771
Acquisition-related adjustments (1)(2)	5	6
Inkjet Exit Revenue	(139)	(221)
Non-GAAP, excluding Inkjet Exit and
acquisition-related adjustments	$1,636	$1,556

ISS Revenue, excluding Inkjet Exit (In Millions) ******	2014	2013
GAAP ISS Revenue	$1,647	$1,668
Inkjet Exit Revenue	(139)	(221)
Non-GAAP ISS Revenue, excluding Inkjet Exit	$1,508	$1,447

Gross Profit (In Millions)	2014	2013
GAAP	$693	$678
Restructuring charges and project costs (3)(4)	9	13
Acquisition-related adjustments (1)(2)	26	23
Actuarial gain on pension plan (5)	(1)	–
Non-GAAP	$727	$714

Gross Profit Margin (%)	2014	2013
GAAP	39.2%	38.3%
Restructuring charges and project costs	0.5%	0.7%
Acquisition-related adjustments	1.5%	1.3%
Actuarial gain on pension plan	–	–
Non-GAAP	40.9%	40.2%

Operating Expense (In Millions)	2014	2013
GAAP	$577	$480
Restructuring charges and project costs (3)(4)	(15)	(9)
Acquisition-related adjustments (1)(2)	(27)	56
Actuarial gain on pension plan (5)	2	–
Non-GAAP	$537	$528

Operating Income (In Millions)	2014	2013
GAAP	$116	$198
Restructuring charges and project costs (3)(4)	24	22
Acquisition-related adjustments (1)(2)	53	(33)
Actuarial gain on pension plan (5)	(3)	–
Non-GAAP	$190	$187

Operating Income Margin (%)	2014	2013
GAAP	6.6%	11.2%
Restructuring charges and project costs	1.3%	1.3%
Acquisition-related adjustments	3.0%	(1.9)%
Actuarial gain on pension plan	(0.2)%	–
Non-GAAP	10.7%	10.5%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*	Year-to-year Revenue growth was approximately 0% on a GAAP basis and 0% on a non-GAAP basis. Financial results of 2013 include those of AccessVia and Twistage subsequent to the date of acquisition.

**

Year-to-year Higher Value Solutions Revenue growth was approximately 15% on a GAAP basis and 14% on a non-GAAP basis. Higher Value Solutions Revenue as a percentage of total revenue was 28% on a GAAP basis and 28% on a non-GAAP basis for the period ending June 30, 2014. Higher Value Solutions Revenue as a percentage of total revenue was 24% on a GAAP basis and 25% on a non-GAAP basis for the period ending June 30, 2013. Financial results of 2013 include those of AccessVia and Twistage subsequent to the date of acquisition.

***

Year-to-year Software and Other Revenue growth was approximately 5% on a GAAP basis and 5% on a non-GAAP basis. Financial results of 2013 include those of AccessVia and Twistage subsequent to the date of acquisition.

****

Year-to-year Perceptive Software Revenue growth was approximately 19% on a GAAP basis and 18% on a non-GAAP basis. Financial results of 2013 include those of AccessVia and Twistage subsequent to the date of acquisition.

*****

Year-to-year Revenue growth was approximately 0% on a GAAP basis and 5% excluding Inkjet Exit and acquisition-related adjustments. Financial results of 2013 include those of AccessVia and Twistage subsequent to the date of acquisition.

******	Year-to-year ISS Revenue growth, excluding Inkjet Exit, was approximately -1% on a GAAP basis and 4% on a non-GAAP basis.

(1)

Amounts for the six months ended June 30, 2014, include total acquisition and divestiture-related adjustments of $52.5 million with $5.4 million, $20.5 million, $0.4 million and $26.2 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $24.7 million of acquisition-related expenses and $1.5 million of divestiture-related expenses.

(2)

Amounts for the six months ended June 30, 2013, include total acquisition and divestiture-related adjustments of $(33.3) million with $5.6 million, $17.3 million, $0.3 million, $17.0 million and $(73.5) million included in Revenue, Cost of revenue, Research and development, Selling, general and administrative and Gain on sale of inkjet-related technology and assets, respectively. Selling, general and administrative includes $14.3 million of acquisition-related expenses and $2.7 million of divestiture-related expenses.

(3)

Amounts for the six months ended June 30, 2014, include total restructuring charges and project costs of $23.7 million with $8.6 million and $7.2 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $7.9 million in Restructuring and related charges (reversals).

(4)

Amounts for the six months ended June 30, 2013, include total restructuring charges and project costs of $22.4 million with $13.3 million and $11.9 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $(2.8) million in Restructuring and related charges (reversals).

(5)

Amounts for the six months ended June 30, 2014, include actuarial gain on pension plan of $2.9 million with $0.6 million, $1.2 million and $1.1 million included in Cost of revenue, Research and development and Selling, general and administrative, respectively.

Appendix 1

Note:

Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources, and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into  four general  categories that are described below:

1) Restructuring charges and project costs

In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period, and the Company does not consider these items to be part of core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits, pension and postretirement plan curtailments, inventory-related charges and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition and divestiture-related adjustments

In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue

Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair  value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management  adds back the  amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been  adjusted to fair value.  Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking  projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets

Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired  company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete  agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been  recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in  value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee  incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs

In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as  investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration costs  may consist of information technology expenses including software and systems to be implemented in acquired companies, consulting costs and travel expenses as  well as non-cash charges related to the abandonment of assets under construction by the Company that are determined to be duplicative of assets of the acquired  company and non-cash charges related to certain assets which are abandoned as systems are integrated across the combined entity. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these  expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

d. Divestiture-related adjustments

In connection with divestitures, management provides supplementary non-GAAP financial measures of expenses to normalize for the impact of certain earnings and   expenses which would not have been incurred otherwise. The Company recognized a net gain on the sale of inkjet-related technology and assets, which consisted of a   subsidiary, intellectual property and other assets, and transition services.  In addition, the Company has incurred costs related to the divestiture, such as employee   travel expenses and compensation, consulting costs, training costs, and transition services. These costs are incremental to normal operating charges and are    expensed as incurred. Management excluded the income and  expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing   and  comparable basis.

3) Loss on Extinguishment of Debt

The Company has extinguished debt prior to its scheduled maturity which has resulted in non-operating expenses which otherwise would not have been incurred. The size of these items can vary significantly depending on timing of the debt maturity versus execution of the redemption, and the Company does not consider these items to be part of typical non-operating expenses of the business.  Debt extinguishment related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of premium and redemption fees paid, as well as the write-off of unamortized debt issuance costs and original issue discount.

4) Actuarial gain/loss on pension plan

Lexmark elected during the fourth quarter of 2013 to change its method of accounting for mark-to-market ("MTM") asset and actuarial gains and losses for its pension and other postretirement plans to improve transparency of operational performance.  MTM is also a more preferable approach under generally accepted accounting principles. Under this MTM accounting approach, asset and actuarial gains and losses will be recognized in net periodic benefit cost in the period in which they occur, rather than being recognized in accumulated other comprehensive income and amortized over future periods. Lexmark management believes that it is appropriate to exclude MTM asset and actuarial gains and losses from non-GAAP financial measures due to the nature and underlying volatility of these gains and losses.  Further, management believes that MTM asset and actuarial gains and losses relate to market performance of assets, discount rates, and actuarial assumptions, which do not directly arise from the Company’s core operations, and the exclusion of these items from non-GAAP financial measures facilitates meaningful comparison both across periods and among entities.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance. Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.